Exhibit 15

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 25, 2007, on our reviews of interim consolidated financial information of Raytheon Company and its subsidiaries (the Company) for the three and nine month periods ended September 23, 2007 and September 24, 2006, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 23, 2007, is incorporated by reference in the Company’s registration statements on Form S-3 (File Nos. 333-133865; 333-85648; 333-71974; 333-58474; and 333-82529), Form S-4 (File Nos. 333-40646 and 333-78219) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; and 333-45629).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
October 25, 2007